EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122714, 33-30454, and 333-128116 of Delta Air Lines, Inc. on Form S-8 of our report dated June 28, 2006, appearing in this Annual Report on Form 11-K of Delta Family-Care Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 28, 2006